Exhibit 99.1

99¢ ONLY STORES® REPORTS FIRST QUARTER FISCAL 2010 CONSOLIDATED EARNINGS PER SHARE OF $0.14 VERSUS A LOSS OF $0.02 IN THE FIRST QUARTER FISCAL 2009

The Company decides to continue operations in Texas

CITY OF COMMERCE, California – August 5, 2009 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the first quarter ended June 27, 2009.

Highlights for First Quarter Fiscal 2010 versus First Quarter Fiscal 2009:

▪	Retail sales for the Company’s consolidated operations (including Texas) increased by 9.2% to $321.8 million and same-store sales increased 7.2%

▪	Consolidated gross margin increased by 190 basis points to 40.2% of sales

▪	Product cost decreased by 170 basis points to 56.4%

▪	Shrinkage and scrap decreased 30 basis points to 3.1%

▪	Consolidated total operating expenses decreased by 340 basis points to 35.6% of sales

▪	Retail operating costs decreased 240 basis points to 23.1%

▪	Distribution and transportation costs decreased 110 basis points to 4.9%

▪	Corporate G&A costs decreased 90 basis points to 3.7%

▪	Consolidated Net Income (including Texas) increased by $11.0 million to $9.5 million, or $0.14 per diluted share versus a net loss of $1.5 million, or ($0.02) per diluted share

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We believe that our long-term operational improvement initiatives recently gained significant traction.  We have achieved greater gains in profitability than we expected this early in our four-year profit improvement plan, which was originally developed to extend through fiscal 2012.  We believe that these gains are sustainable, and although the second quarter ending September 26th is typically our most challenging quarter, we expect further profit improvement over the long term and believe we will exceed our original annual and long-term goals for earnings before taxes set out in February 2008.  We are revising our strategic plan and expect to be able to share the results of this planning process and update our long-term profit improvement plan on our third quarter conference call.”

Mr. Schiffer continued, “We continue to experience solid traffic trends and remain well-positioned to capitalize on the current challenging economy by offering consumers remarkable savings on everyday household items.  In the past, we have been able to grow our customer base in both good and bad economic times.  We are focused on merchandising, store execution and maintaining a positive store experience in order to retain our newfound customers gained during this economic cycle.”

Mr. Schiffer concluded, “During the first quarter of fiscal 2010, our Texas same-store sales increased 23.6% versus last year, and we recently eliminated the costs and losses from 15 stores that were closed in Q4 fiscal 2009 and Q1 fiscal 2010.  A small seasoned team of operators, including the Company’s Chairman, have been working in Texas focused on executing improved merchandising practices, labor saving methods, and enhanced customer service.  Additionally, the Company believes the distribution of a broader line of goods from California to Texas has paid off despite the inbound freight costs.  Excluding $1.4 million in lease abatement costs and $0.6 million in rent for closed stores incurred in the first quarter of this fiscal year, Texas losses were reduced for the first quarter from a $3.7 million loss last year to a $0.6 million loss this year.”

"On August 4th, our Board of Directors voted to rescind the Company’s previously announced plan to exit the Texas market and to continue operations in Texas indefinitely.  At this stage, we do not anticipate a material contribution to earnings from our Texas operations.  However, we have developed a business plan for Texas and we currently expect to achieve a small positive contribution to earnings from our Texas operations starting in the first quarter of fiscal 2011, and we believe that it no longer makes sense to incur the costs of exiting the Texas market.  We intend to maintain sufficient management staff and support professionals in Texas to achieve and then increase profitability, and to oversee proper utilization and potential redeployment of our real estate assets there.”

Consolidated Results (including Non-Texas and Texas Operations)

Net consolidated sales for the first quarter of fiscal 2010 were $332.1 million, an 8.9% increase compared to net sales of $304.9 million for the first quarter of fiscal 2009.  Same-store sales for the first quarter of fiscal 2010 increased 7.2% versus the first quarter of fiscal 2009.  The same-store sales for the first quarter of fiscal 2010 included the Easter selling season, whereas the Easter selling season fell in the fourth quarter of fiscal 2008.

Consolidated gross profit for the fiscal 2010 first quarter was $133.6 million, compared to $116.9 million in the first quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 40.2% in the fiscal 2010 first quarter versus 38.3% in the first quarter of the prior fiscal year.

Selling, general, and administrative expenses were $111.2 million, or 33.5% of consolidated sales, in the fiscal 2010 first quarter versus $110.1 million, or 36.1% of sales, in the first quarter of the prior fiscal year.

Consolidated operating income for the first quarter of fiscal 2010 was $15.4 million, compared to an operating loss of $2.0 million in the first quarter of fiscal 2009.  Operating income as a percentage of sales increased 520 basis points to 4.6% in the first quarter of fiscal 2010 versus negative 0.6% in the comparable period last year.

Net income for the first quarter of fiscal 2010 increased to $9.5 million, or $0.14 per diluted share, compared to a net loss of $1.5 million, or ($0.02) per diluted share, for the first quarter of fiscal 2009.

During the first quarter of fiscal 2010, the Company opened two stores in California and re-opened one Texas store which had been closed due to hurricane damage.  The Company also closed 11 Texas stores in the first quarter of fiscal 2010.  The Company currently operates 271 stores, with 201 stores in California, 33 in Texas, 25 in Arizona, and 12 in Nevada.  For fiscal 2010, the Company plans to open a total of approximately 10 to 12 stores, with the majority to be opened in the second half of the fiscal year, and all but two to three in California.

Management Analysis of Texas and Non-Texas Operations

In today’s release, in addition to its consolidated results, the Company provides a report and analysis of both its non-Texas operations (which comprise all of its operations in California, Arizona, and Nevada and generate approximately 90% of its retail sales revenue) and its Texas operations as further explained herein.

The Company reports the results of its Texas operations on a consolidated basis with its non-Texas operations in accordance with GAAP in its Quarterly Report on Form 10-Q for the first quarter of fiscal 2010.  In addition, in Table 1 at the end of this release, the Company is also providing a management analysis of its quarterly operating results for non-Texas and Texas operations and reconciliation to its GAAP consolidated results.  Due to the Company’s previously announced plan to exit the Texas market, and the rescission of that decision by the Company’s Board of Directors on August 4, 2009, the Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results.  The analysis for Texas operations provided in Table 1 for the first quarter of both fiscal 2010 and fiscal 2009, includes only revenues and expenses incurred directly in our Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices, which are not material to non-Texas results but may be material to Texas results.  During the first quarter of fiscal 2010, Texas stores were operated under unusual conditions, with 11 stores closed during the period, and thus these quarterly results are not indicative of the cost structure that would be incurred for an ongoing operation of the 33 stores that currently remain open.  If any additional stores (and potentially other facilities) in Texas are closed, the operating results for those locations would be reported utilizing the accounting treatment for store closings and fixed asset sales as appropriate.  Expenses that are not normal recurring operational items, such as lease abatement costs, severance costs, and specific store closing costs, are reported in the Table 1 analyses in Other under SG&A Expenses.  The non-GAAP financial measures in Table 1 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

First Quarter Management Analysis of Non-Texas Operations

Highlights for First Quarter Fiscal 2010 versus First Quarter Fiscal 2009:

▪	Retail sales in the Company’s non-Texas retail operations increased by 10.9% to $294.4 million and same-store sales increased 5.9%

▪	Non-Texas gross margin increased by 210 basis points to 40.7% of sales

▪	Product cost decreased by 180 basis points to 56.3%

▪	Shrinkage and scrap decreased 40 basis points to 2.9%

▪	Non-Texas operating expenses decreased by 300 basis points to 32.7% of sales

▪	Retail operating costs decreased 240 basis points

▪	Distribution and transportation costs decreased 110 basis points

▪	Corporate G&A costs decreased 110 basis points

▪	Non-Texas operating income increased to $18.0 million, or 5.9% of sales, from $1.7 million, an increase in operating income of $16.3 million.

Gross profit for the Company’s non-Texas operations was $123.3 million in the first quarter of fiscal 2010, compared to $105.8 million the first quarter of fiscal 2009.  This equates to a gross profit margin of 40.7% for the first quarter of fiscal 2010, a 210 basis point improvement from a gross profit margin of 38.6% in the comparable period last year.  This improvement reflects a 40 basis point improvement in shrinkage and scrap and a 180 basis point improvement in purchase cost margin. The Company believes that this improvement in gross margin is due to its focus on reducing spoilage and containing other shrinkage, new buying and merchandising initiatives to drive sales of higher margin items, and an improvement in purchase cost margin primarily as a result of retail price increases.  The Company increased all price points by adding 99/100 of one cent to every price point in September 2008 (e.g. its primary price point of 99¢ increased to 99.99¢, 49¢ increased to 49.99¢, etc.).

Non-Texas operating expenses were $99.1 million, or 32.7% of sales, in the first quarter of fiscal 2010 versus $97.8 million, or 35.7% of sales, in the first quarter of the prior fiscal year.  The Company’s improved operating expense ratio is a result of across the board decreases in the components of operating expense.  This is a key objective in the Company’s long-term profit improvement plan.  A primary driver of this improvement is decreased store labor costs despite minimum wage increases in Arizona and Nevada, reflecting higher labor productivity which contributed to a decrease of 240 basis points in retail operating costs.  Additionally, the Company’s distribution and transportation costs improved 110 basis points to 4.7% of non-Texas sales versus 5.8% last year, and corporate G&A costs were reduced by 110 basis points during this quarter to 3.9% of non-Texas sales as compared to 5.0% of non-Texas sales in the first quarter of fiscal 2009.

Non-Texas operating income for the first quarter of fiscal 2010 was $18.0 million, an operating margin of 5.9% of sales, compared to operating income of $1.7 million and an operating margin of 0.6% of sales in the first quarter of fiscal 2009.  This represents an operating margin improvement of 530 basis points.

First Quarter Analysis of Texas Operations

In the first quarter of fiscal 2010, the Company accrued $1.4 million in lease termination costs associated with the closing of eleven of its Texas stores during the first quarter of fiscal 2010, and as of June 27, 2009, the Company operated 33 stores in Texas.  The actual amount of non-cash and cash charges incurred by the Company in connection with these closings may be different than the estimated amounts, and there can be no assurance that satisfactory agreements with landlords under acceptable economic terms can be achieved to keep all the remaining stores in Texas open.

The Board reviewed various financial and other data related to the potential long-term financial implications of our recent Texas performance, including the fact that, since February 2009, the year-over-year same-store sales of the Company’s Texas stores have increased substantially, to 23.6% for Q1 of FY 2010 and, as described above, on August 4, 2009, the Board voted to rescind its decision announced in September 2008 to wind down and close the Company’s Texas operations.

Retail sales for the Company’s Texas operations were $27.4 million in the first quarter of fiscal 2010, a 6.2% decrease from retail sales of $29.2 million in the comparable period last year due to the effect of 15 Texas stores being closed, 11 of which were closed during the first quarter of fiscal 2010.    These closed stores had approximately $7.5 million in sales during the first quarter of fiscal 2009.  The Company currently operates 33 Texas stores compared to 48 stores in the same quarter last year, of which 2 stores opened during the first quarter of last year.

Gross profit for the Company’s Texas operations was $10.3 million, 35.5% of sales, in the first quarter of fiscal 2010, compared to $11.0 million, 35.8% of sales, in the first quarter of fiscal 2009.  This 30 basis point decrease reflects a 130 basis point increase in shrinkage and scrap, partially offset by a 100 basis point improvement in purchase cost margins and reductions in other costs of goods sold including freight rates versus the prior year. The Company believes the closing of certain Texas stores and the announcement of the Texas market exit plan in September 2008 contributed to an unusually high level of shrinkage and scrap of 5.2% in the first quarter of fiscal 2010; however, going forward this rate is expected to decline.

Texas operating expenses were $12.1 million, or 42.0% of sales, in the first quarter of fiscal 2010 versus $12.3 million, or 39.9% of sales, in the first quarter of the prior year.  Texas SG&A costs for the first quarter of fiscal 2010 include lease termination charges of $1.4 million related to the closing of eleven Texas stores included in Other SG&A in Table 1, and approximately $0.6 million in rent expense for closed stores included in Retail Costs in Table 1.  Depreciation has been substantially reduced due to the impairment of various assets over the past year.

The Texas first quarter fiscal 2010 operating loss was $2.6 million, including non-recurring costs associated with closing eleven stores, compared to a $3.7 million loss for the first quarter of fiscal 2009.  Excluding the $1.4 million lease termination charges and $0.6 million in rent paid for closed stores during the quarter, the first quarter operating loss in Texas was $0.6 million.

CASH AND LIQUIDITY

As of the end of the first quarter, the Company held $155.5 million in cash and short and long term marketable securities, and had no debt.

SHARE REPURCHASE PROGRAM

During the first quarter, the Company did not repurchase any shares of its common stock.  At the end of fiscal 2009, the Company had approximately $17.1 million available for potential future repurchases under its $30 million share repurchase program originally authorized in June 2008.

OUTLOOK

For the second quarter of fiscal 2010, the Company expects positive same-store sales in the low single digits and earnings to be approximately half that of the first quarter of fiscal 2010 due to several factors.  Seasonally higher temperatures are expected to impose higher utility, transportation, and spoilage costs than were experienced in the first quarter.  The first quarter also benefited from a positive Easter holiday selling season versus the year before.  Additionally, minimum wage increases of $0.70 per hour in Texas and Nevada became effective July 24, 2009.

For the fiscal year, the Company believes that the first quarter level for earnings before taxes of approximately 4.5% of total sales is sustainable for the full 2010 fiscal year.   The current challenging economy is expected to continue to generate opportunities for the Company, including motivating new customers to shop 99¢ Only Stores to save more on their everyday household items.

Long term, it is uncertain how potential future inflationary pressures may impact quarter to quarter performance; however, the Company believes that it can exceed its fiscal 2012 earnings before taxes target of 4.7% of total sales set in February 2008.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our first quarter and the other matters described in this release is scheduled for today, Wednesday August 5, 2009 at 1:30 p.m. Pacific Time.  Investors interested in participating in the live call can dial (866) 900-3561 from the U.S.A. and international callers can dial (816) 249-4306.  Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ First Quarter Fiscal 2010 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, August 19, 2009, by dialing (800) 642-1687 from the U.S.A., or (706) 645-9291 from international locations, and entering confirmation code 23199030.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 27, 2009	March 28, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash	$35,651	$21,930
Short-term investments	96,209	93,049
Accounts receivable, net of allowance for doubtful accounts of $27 and $44 at June 27, 2009 and March 28, 2009, respectively	2,636	2,490
Income taxes receivable	—	1,161
Deferred income taxes	32,861	32,861
Inventories, net	159,344	151,928
Assets held for sale	7,753	7,753
Other	5,334	4,038
Total current assets	339,788	315,210
Property and equipment, net	268,550	271,286
Long-term deferred income taxes	34,983	35,685
Long-term investments in marketable securities	23,621	26,351
Deposits and other assets	14,509	14,341
Total assets	$681,451	$662,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41,423	$36,009
Payroll and payroll-related	12,893	13,731
Sales tax	4,160	5,334
Other accrued expenses	25,246	23,342
Workers’ compensation	43,892	44,364
Current portion of capital lease obligation	66	65
Total current liabilities	127,680	122,845
Deferred rent	9,623	10,318
Deferred compensation liability	3,437	2,995
Capital lease obligation, net of current portion	502	519
Other liabilities	2,306	2,339
Total liabilities	143,548	139,016

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 68,419,106 shares at June 27, 2009 and 68,407,486 shares at March 28, 2009	235,352	231,867
Retained earnings	303,589	294,081
Other comprehensive loss	(1,038)	(2,091)
Total shareholders’ equity	537,903	523,857
Total liabilities and shareholders’ equity	$681,451	$662,873

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)
	First Quarter Ended
	June 27, 2009	June 28, 2008
Net Sales:
99¢ Only Stores	$321,845	$294,717
Bargain Wholesale	10,265	10,207
Total sales	332,110	304,924

Cost of sales (excluding depreciation and amortization expense shown separately below)	198,532	188,044
Gross profit	133,578	116,880
Selling, general and administrative expenses:
Operating expenses	111,250	110,126
Depreciation and amortization	6,942	8,720
Total selling, general and administrative expenses	118,192	118,846
Operating income (loss)	15,386	(1,966)

Other (income) expense:
Interest income	(363)	(1,132)
Interest expense	136	213
Other-than-temporary investment impairment due to credit losses	568	—
Other	(2)	(322)
Total other (income) expense	339	(1,241)
Income (loss) before provision (benefit) for income taxes and income attributed to noncontrolling interest	15,047	(725)
Provision (benefit) for income taxes	5,539	(571)
Net income (loss) including noncontrolling interest	9,508	(154)
Net income attributable to noncontrolling interest	—	(1,357)
Net income (loss) attributable to 99¢ Only Stores	$9,508	$(1,511)

Earnings (loss) per common share attributed to 99¢ Only Stores:
Basic	$0.14	$(0.02)
Diluted	$0.14	$(0.02)

Weighted average number of common shares outstanding:
Basic	68,583	70,060
Diluted	68,962	70,060

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	First Quarter Ended
	June 27, 2009	June 28, 2008
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$9,508	$(154)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,942	8,720
Loss on disposal of fixed assets	10	1
Gain on sale of partnership asset	—	(1,542)
Long-lived asset impairment	431	—
Investments impairment	568	—
Excess tax benefit from share-based payment arrangements	3	—
Deferred income taxes	702	(262)
Stock-based compensation expense	3,368	1,062
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(146)	(291)
Inventories	(7,312)	(11,764)
Deposits and other assets	(1,024)	3,122
Accounts payable	4,493	4,549
Accrued expenses	(813)	3,370
Accrued workers’ compensation	(472)	(20)
Income taxes	1,161	(670)
Deferred rent	(695)	(249)
Other long-term liabilities	(33)	—
Net cash provided by operating activities	16,691	5,872

Cash flows from investing activities:
Purchases of property and equipment	(3,736)	(9,593)
Proceeds from sale of fixed assets	15	—
Purchases of investments	(3,557)	(18,091)
Sales of investments	4,207	17,900
Proceeds from sale of partnership asset	—	2,218
Net cash (used in) investing activities	(3,071)	(7,566)

Cash flows from financing activities:
Payments of capital lease obligation	(16)	(15)
Proceeds from exercise of stock options	120	—
Proceeds from the consolidation of construction loan	—	1
Excess tax benefit from share-based payment arrangements	(3)	—
Net cash provided by (used in) financing activities	101	(14)

Net increase (decrease) in cash	13,721	(1,708)
Cash and cash equivalents - beginning of period	21,930	9,462
Cash and cash equivalents - end of period	$35,651	$7,754

99¢ ONLY STORES
First Quarter Fiscal 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1

Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Q1		Q1		Q1		Q1		Q1		Q1
($ millions) (3)	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales	FY2010	% Sales	FY2009	% Sales
Revenues
Retail	$294.4		$265.5		$27.4		$29.2		$321.8		$294.7
Bargain Wholesale	$8.8		$8.6		$1.4		$1.6		$10.3		$10.2
Total	$303.3	100%	$274.1	100%	$28.9	100%	$30.8	100%	$332.1	100%	$304.9	100%

Cost of Goods Sold
Purchase Cost	$170.6	56.3%	$159.2	58.1%	$16.6	57.7%	$18.1	58.7%	$187.3	56.4%	$177.3	58.1%
Shrink (including scrap)	$8.7	2.9%	$9.0	3.3%	$1.5	5.2%	$1.2	3.9%	$10.2	3.1%	$10.2	3.4%
Other	$.6	0.2%	$.0	0.0%	$.5	1.6%	$.5	1.6%	$1.1	0.3%	$.5	0.2%
Total Cost of Goods Sold	$179.9	59.3%	$168.3	61.4%	$18.6	64.5%	$19.8	64.2%	$198.5	59.8%	$188.0	61.7%

Gross Margin	$123.3	40.7%	$105.8	38.6%	$10.3	35.5%	$11.0	35.8%	$133.6	40.2%	$116.9	38.3%

Selling, General and Administrative Expenses
Retail Operating	$68.3	22.5%	$68.3	24.9%	$8.4	29.3%	$9.4	30.5%	$76.7	23.1%	$77.7	25.5%
Distribution and Transportation	$14.4	4.7%	$15.9	5.8%	$1.9	6.6%	$2.2	7.3%	$16.3	4.9%	$18.2	6.0%
Corporate G&A	$11.9	3.9%	$13.6	5.0%	$.5	1.8%	$.5	1.7%	$12.4	3.7%	$14.1	4.6%
Store Asset Impairment	$.4	0.1%	$.0	0.0%	$.0	0.0%	$.0	0.0%	$.4	0.1%	$.0	0.0%
Other (incl. Stock-comp and Noncontrolling interest) (1)	$4.1	1.3%	$.0	0.0%	$1.3	4.4%	$.1	0.3%	$5.3	1.6%	$.1	0.0%

Operating Expenses	$99.1	32.7%	$97.8	35.7%	$12.1	42.0%	$12.3	39.9%	$111.2	33.5%	$110.1	36.1%
Depreciation & Amortization	$6.2	2.0%	$6.3	2.3%	$.7	2.5%	$2.4	7.9%	$6.9	2.1%	$8.7	2.9%
Total Operating Expenses	$105.3	34.7%	$104.1	38.0%	$12.9	44.6%	$14.7	47.7%	$118.2	35.6%	$118.8	39.0%

Operating income (loss)	$18.0	5.9%	$1.7	0.6%	$(2.6)	-9.0%	$(3.7)	-11.9%	$15.4	4.6%	$(2.0)	-0.6%

Other (Income) Expense (2)									$.3	0.1%	$(1.3)	-0.4%
Income (loss) before provision (benefit) for income taxes and income attributed to noncontrolling interest									$15.0	4.5%	$(.7)	-0.2%

Provision (benefit) for Income Taxes									$5.5	1.7%	$(.6)	-0.2%
Net income (loss) including noncontrolling interest									$9.5	2.9%	$(.1)	0.0%

Net income attibutable to noncontrolling interest											$(1.4)	-0.4%
Net income (loss) attributable to 99¢ Only Stores									$9.5	2.9%	$(1.5)	-0.5%

EPS attributed to 99¢ Only Stores
Basic									$0.14		$(0.02)
Diluted									$0.14		$(0.02)
Shares Outstanding
Basic									68,583		70,060
Diluted									68,962		70,060

(1)	Other SG&A includes Stock-based compensation, Noncontrolling interest and SG&A for the Bargain Wholesale division. For Texas, Q1 fiscal 2010 also includes $1.4 million of lease abatement costs.
(2)	Other (Income) Expense includes $0.6 million of investment impairment due to credit losses during Q1 FY 2010.
(3)	Dollar amounts and percentages may not add up due to rounding.

           *                         *                         *                         *                         *

Founded over 25 years ago, 99¢ Only Stores® operates 271 extreme value retail stores with 201 in California, 33 in Texas, 25 in Arizona and 12 in Nevada. The Company’s next store grand opening  is Thursday August 6th in Modesto, California. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, future actions with respect to our Texas market and the results of our Texas operations, the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan, and the results of operations for the current quarter and current fiscal year. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293